Exhibit 99.2

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Financial Statements

As of June 30, 2021 and December 31, 2020 and for the Three and Six Months Ended June 30, 2021 and 2020

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except share information)

	June 30,	December 31,
	2021	2020
Assets:
Current assets:
Cash	$59.5	$120.7
Accounts receivable, net of allowance of $0.8 and $1.4, respectively	16.3	33.5
Prepaid and other current assets	38.6	41.9
Due from affiliates (Note 16)	—	117.1

Total current assets	114.4	313.2

Property and equipment, net	1,524.3	1,580.7
Goodwill	764.0	762.2
Intangible assets, net	553.1	586.3
Other assets	24.4	23.7

Total assets	$2,980.2	$3,266.1

Liabilities and shareholder’s equity:
Current liabilities:
Accounts payable	$46.8	$48.9
Accrued expenses	72.7	88.4
Due to affiliates (Note 16)	—	22.7
Current portion of long-term debt, capital leases and other financing obligations	53.3	65.0
Deferred revenue	59.9	60.2
Other current liabilities	7.6	6.8

Total current liabilities	240.3	292.0

Long-term debt, net of current portion	1,289.6	1,311.5
Capital leases and other financing obligations, net of current portion	919.4	933.1
Deferred income taxes	52.0	77.8
Other liabilities	159.3	93.9

Total liabilities	2,660.6	2,708.3

Commitments and contingencies (Note 14)

Shareholder’s equity:
Common shares, $0.01 par value; 1,000 shares authorized; 0.88 of a share and 0.96 of a share issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	—	—
Additional paid-in capital	1,410.3	1,504.6
Accumulated other comprehensive income	18.4	16.7
Accumulated deficit	(1,109.1)	(963.5)

Total shareholder’s equity	319.6	557.8

Total liabilities and shareholder’s equity	$2,980.2	$3,266.1

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Operations

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$175.4	$173.2	$348.3	$345.7

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	95.5	94.1	193.9	190.0
Selling, general and administrative expenses	22.9	25.8	50.5	56.9
Depreciation and amortization	60.5	57.9	121.1	114.9
Restructuring, impairment, site closures and related costs (Note 4)	58.9	—	67.0	—
Impairment of notes receivable and other amounts due from affiliate (Note 16)	—	2.1	—	8.8

Total operating costs and expenses	237.8	179.9	432.5	370.6

Loss from operations	(62.4)	(6.7)	(84.2)	(24.9)
Interest expense, net	(43.1)	(42.1)	(86.3)	(85.4)
Other expenses, net	(0.4)	(0.4)	(0.9)	(0.7)

Loss from operations before income taxes	(105.9)	(49.2)	(171.4)	(111.0)
Income tax benefit (expense)	12.9	(6.3)	25.8	8.1

Net loss	$(93.0)	$(55.5)	$(145.6)	$(102.9)

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(93.0)	$(55.5)	$(145.6)	$(102.9)

Other comprehensive income (loss):
Foreign currency translation adjustment	1.5	2.6	1.7	(14.8)

Other comprehensive income (loss)	1.5	2.6	1.7	(14.8)

Comprehensive loss	$(91.5)	$(52.9)	$(143.9)	$(117.7)

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Changes in Shareholder’s Equity

(in millions, except share information)

				Accumulated
			Additional	other		Total
	Common shares		paid-in	comprehensive	Accumulated	shareholder’s
	Share	Amount	capital	income (loss)	deficit	equity
Balance as of December 31, 2020	0.96	$0.01	$1,504.6	$16.7	$(963.5)	$557.8
Equity-based compensation	—	—	1.9	—	—	1.9
Capital redemption	(0.08)	—	(97.9)	—	—	(97.9)
Net loss	—	—	—	—	(52.6)	(52.6)
Other comprehensive income	—	—	—	0.2	—	0.2

Balance as of March 31, 2021	0.88	$0.01	$1,408.6	$16.9	$(1,016.1)	$409.4
Equity-based compensation	—	—	1.7	—	—	1.7
Net loss	—	—	—	—	(93.0)	(93.0)
Other comprehensive income	—	—	—	1.5	—	1.5

Balance as of June 30, 2021	0.88	$0.01	$1,410.3	$18.4	$(1,109.1)	$319.6

Balance as of December 31, 2019	0.96	$0.01	$1,494.9	$8.0	$(840.7)	$662.2
Equity-based compensation	—	—	2.2	—	—	2.2
Net loss	—	—	—	—	(47.4)	(47.4)
Other comprehensive income	—	—	—	(17.4)	—	(17.4)

Balance as of March 31, 2020	0.96	$0.01	$1,497.1	$(9.4)	$(888.1)	$599.6
Equity-based compensation	—	—	2.0	—	—	2.0
Net loss	—	—	—	—	(55.5)	(55.5)
Other comprehensive income	—	—	—	2.6	—	2.6

Balance as of June 30, 2020	0.96	$0.01	$1,499.1	$(6.8)	$(943.6)	$548.7

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended June 30,
	2021	2020
Net loss	$(145.6)	$(102.9)

Cash flows from operating activities:
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	121.1	114.9
Restructuring, impairment, site closures and related costs	2.0	—
Amortization of favorable/unfavorable leasehold interests, net	2.2	1.6
Amortization of debt issuance costs and fees, net	2.7	2.9
Impairment of notes receivable and other amounts due from affiliate (Note 16)	—	8.8
Equity-based compensation	3.6	3.9
Bad debt expense (recoveries), net	(0.8)	(1.6)
Deferred income taxes	(25.8)	(9.1)
Non-cash interest expense, net	4.9	6.9
Changes in operating assets and liabilities, excluding impact of acquisitions and dispositions:
Accounts receivable	18.1	14.0
Prepaid and other current assets	2.9	6.6
Other assets	(1.0)	3.9
Accounts payable	(0.8)	(10.4)
Accrued expenses	(15.4)	4.2
Due to affiliates	(22.7)	—
Other liabilities	60.9	3.0

Net cash provided by operating activities	6.3	46.7

Cash flows from investing activities:
Purchases of property and equipment	(28.1)	(46.6)
Amounts received from (advanced to) affiliate (Note 16)	117.1	(5.7)

Net cash provided by (used in) investing activities	89.0	(52.3)

Cash flows from financing activities:
Proceeds from issuance of long-term debt and other financing obligations	—	91.7
Proceeds from sale-leaseback transaction	2.4	—
Repayment of long-term debt	(24.2)	(4.6)
Repayment of capital leases and other financing obligations	(36.2)	(12.6)
Capital redemption	(97.9)	0.4

Net cash (used in) provided by financing activities	(155.9)	74.9

Effect of foreign currency exchange rates on cash	(0.6)	(5.9)

Net (decrease) increase in cash	(61.2)	63.4
Cash at beginning of period	120.7	13.0

Cash at end of period	$59.5	$76.4

Supplemental cash flow information:
Cash paid for income taxes, net of refunds	$4.5	$0.5

Cash paid for interest	$33.6	$31.6

Non-cash purchases of property and equipment	$8.3	$43.4

See accompanying notes to condensed consolidated financial statements

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Merger agreement

On July 29, 2021 (the “Closing Date”), Cyxtera Technologies, Inc. (“Legacy Cyxtera” or the “Company”) consummated the transactions contemplated by the Agreement and Plan of Merger, dated February 21, 2021 (the “Merger Agreement”) by and between Starboard Value Acquisition Corp. (“SVAC”), Mundo Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of SVAC (“Merger Sub 1”), Mundo Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of SVAC (“Merger Sub 2” and, together with Mundo Merger Sub 1, the “Merger Subs”), Legacy Cyxtera, and Mundo Holdings, Inc. (“NewCo”), a Delaware corporation and wholly-owned subsidiary of SIS Holdings LP, a Delaware limited partnership (the “Merger Agreement”). Pursuant to the Merger Agreement, Legacy Cyxtera was contributed to Newco and then converted into a limited liability company and, thereafter, Merger Sub 1 was merged with and into NewCo, with NewCo surviving such merger as a wholly-owned subsidiary of SVAC and immediately following such merger and as part of the same overall transaction NewCo was merged with and into Merger Sub 2, with Merger Sub 2 surviving such merger as a wholly owned subsidiary of SVAC (the “Business Combination”). Legacy Cyxtera is the accounting acquirer in the Business Combination. Upon closing, SVAC was renamed Cyxtera Technologies, Inc. and began to trade on The Nasdaq Stock Market (the “Nasdaq”) under the symbol “CYXT” and its warrants under the symbol “CYXTW.” The transactions set forth in the Merger Agreement constitute a “Business Combination” as contemplated by Cyxtera’s Amended & Restated Certificate of Incorporation. Unless the context otherwise requires, references herein to Cyxtera refer to Legacy Cyxtera for all periods prior to July 29, 2021.

As of June 30, 2021, Cyxtera has deferred specific incremental transaction costs within other assets of $7.3 million, of which $2.9 million is included in accrued expenses and $1.3 million is included in accounts payable in the condensed consolidated balance sheet. Such costs will be offset against the proceeds raised upon close of the Business Combination.

Note 2.	Basis of presentation and significant accounting policies

a)    Basis of presentation and use of estimates

The accompanying unaudited condensed consolidated financial statements have been prepared by Cyxtera and reflect all adjustments, consisting only of normal recurring adjustments, which in the opinion of management are necessary to fairly state the financial position and the results of operations for the interim periods presented. The condensed consolidated balance sheet data as of December 31, 2020 has been derived from audited consolidated financial statements as of that date. The condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) but omit certain information and footnote disclosure necessary to present the statements in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). For further information, refer to the Company’s consolidated financial statements as of and for the year ended December 31, 2020. Results for the interim periods are not necessarily indicative of results for the entire fiscal year.

b)    Risks and uncertainties due to COVID-19 pandemic

The COVID-19 pandemic continues to evolve and disrupt normal activities in many segments of the U.S. and global economy even as COVID-19 vaccines have been and continue to be administered in 2021. With new variants of the virus, much uncertainty still surrounds the pandemic, including its duration and ultimate overall impact on the Company’s operations. Management continues to carefully evaluate potential outcomes and has plans to mitigate related risks. While the COVID-19 pandemic did not have a material impact on the Company’s financial statements during the year ended December 31, 2020 and the three and six months ended June 30, 2021 and 2020, Management took measures during such periods to minimize the risks from the pandemic. Those measures were aimed at safeguarding the Company, its employees, customers and the communities in which Cyxtera operates.

c)    Restructuring charges

If the Company commits to a plan to dispose of a long-lived asset before the end of its previously estimated useful life or changes its use of assets, estimated cash flows are revised accordingly, the Company may be required to record an asset impairment charge. Additionally, related liabilities may arise such as severance, contractual obligations and other accruals associated with site closures from decisions to dispose of assets. The Company estimates these liabilities based on the facts and circumstances in existence for each restructuring decision. The amounts the Company will ultimately realize or disburse could differ from the amounts assumed in arriving at the asset impairment and restructuring charges recorded.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2.	Basis of presentation and significant accounting policies (continued)

d)    Recent accounting pronouncements

The Company is expected to qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (“JOBS Act”). The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, such that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company has elected to avail itself of the extended transition periods and, as a result, the Company will not be required to adopt new or revised accounting standards on the adoption dates required for other public companies so long as the Company remains an emerging growth company.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract, which amends Accounting Standards Codification (“ASC”) 350-40 to address a customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. In discussing the topic of cloud computing accounting, ASU 2018-15 aligns the accounting for costs incurred to implement a CCA that is a service arrangement with the guidance on capitalizing costs associated with developing or obtaining internal-use software. Specifically, the ASU amends ASC 350 to include in its scope implementation costs of a CCA that is a service contract and clarifies that a customer should apply ASC 350-40 to determine which implementation costs should be capitalized in a CCA that is considered a service contract. Entities are permitted to apply either a retrospective or prospective transition approach to adopt the guidance. When prospective transition is chosen, entities must apply the transition requirements to any eligible costs incurred after adoption. The ASU is effective for annual periods commencing in 2021 and will be adopted in the Company’s December 31, 2021 consolidated financial statements. Adoption for interim periods is required in 2022. The Company is evaluating the impact that the adoption of this standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820)–Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, which refreshes fair value disclosure requirements. The ASU eliminates disclosures that relied too heavily on subjective information that may have been misinterpreted and strengthens remaining disclosures to provide investors with increased transparency for the estimates and assumptions used in valuation. The FASB developed early adoption guidance that companies should consider for financial statements that have not been issued or made available for issuance. An entity can early adopt the portion of the ASU permitting the removal or modification of existing disclosures, and delay adoption of any new disclosures required under the ASU until their effective date in 2020. The Company adopted this standard on January 1, 2020. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

Note 3.	Earnings (loss) per common share

The Company does not have any instruments that would be dilutive to common shareholders.

Note 4.	Restructuring, impairment, site closures and related costs

Addison site

In January 2021, the Company notified the landlord of the Addison office space in Texas of its intent to sublease the property for the remaining lease term of 10 years. The Company ceased use and leased the space during the three months ended March 31, 2021. In connection with this decision, the Company incurred $7.9 million of expenses, including $5.9 million of accrued lease termination costs and $2 million of asset disposals.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4.	Restructuring, impairment, site closures and related costs (continued)

Moses Lake site

In February 2021, the Company notified the landlord of the Moses Lake data center facility in the State of Washington of its intent to cease the use of the space. Accordingly, the Company accelerated depreciation and amortization of all assets on the site, including favorable leasehold interest amortization, which resulted in additional depreciation and amortization of $0.9 million and $1.8 million during the three and six months ended June 30, 2021, respectively, and additional favorable leasehold interest amortization of $0.3 million and $0.6 million, recorded in cost of sales, during the three and six months ended June 30, 2021, respectively. The Company ceased use of the property in June 2021 at which time it met the conditions for recording a charge related to the remaining lease obligation of $58.5 million. There is no sublease in place on this property at the time of cease use. Furthermore, management believes the ability to sublease the property is remote and as such has not made any assumption for future cash flows from a potential sublease in making this estimate.

As of June 30, 2021, the restructuring liability reserve is entirely related to lease termination costs and is included in other liabilities in the condensed consolidated balance sheet. The activity in the restructuring liability reserve for the six months ended June 30, 2021 was as follows (in millions):

Six Months Ended June 30,
2021
Beginning balance	$—
Lease termination costs	64.4
Reclassification of deferred rent credits	3.4
Accretion	0.6
Payments	(2.8)

Ending balance	$65.6

Note 5.	Revenue

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers into recurring revenue and non-recurring revenues. Cyxtera derives the majority of its revenues from recurring revenue streams, consisting primarily of colocation service fees. These fees are generally billed monthly and recognized ratably over the term of the contract. The Company’s non-recurring revenues are primarily comprised of installation services related to a customer’s initial deployment and professional services the Company performs. These services are considered to be non-recurring because they are billed typically once, upon completion of the installation or the professional services work performed. The majority of these non-recurring revenues are typically billed on the first invoice distributed to the customer in connection with their initial installation. However, revenues from installation services are deferred and recognized ratably over the period of the contract term as discussed in Note 2 to the Company’s consolidated financial statements as of and for the year ended December 31, 2020 in accordance with ASC Topic 606. The following table summarizes the Company’s recurring and non-recurring revenues (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Recurring revenue	$167.3	$165.1	$332.0	$330.0
Non-recurring revenues	8.1	8.1	16.3	15.7

Total	$175.4	$173.2	$348.3	$345.7

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5.	Revenue (continued)

Contract balances

The following table summarizes the opening and closing balances of the Company’s receivables; contract asset, current; contract asset, non-current; deferred revenue, current; and deferred revenue, non-current (in millions):

		Contract	Contract	Deferred	Deferred
		asset,	asset, non-	revenue,	revenue,
	Receivables	current	current	current	non-current
Closing balances as of December 31, 2019	$65.2	$32.5	$23.8	$14.6	$9.6
Net increase (decrease) during the three months ended March 31, 2020	16.7	(1.7)	(3.3)	(0.8)	—

Closing balances as of March 31, 2020	81.9	30.8	20.5	13.8	9.6
Net increase (decrease) during the three months ended June 30, 2020	(29.1)	(2.1)	(2.8)	(1.1)	0.2

Closing balances as of June 30, 2020	$52.8	$28.7	$17.7	$12.7	$9.8

Closing balances as of December 31, 2020	$33.5	$23.8	$16.8	$15.6	$18.1
Net (decrease) increase during the three months ended March 31, 2021	(20.9)	(1.8)	(2.7)	(0.5)	(2.0)

Closing balances as of March 31, 2021	12.6	22.0	14.1	15.1	16.1
Net (decrease) increase during the three months ended June 30, 2021	3.7	(2.4)	(1.5)	(0.4)	(0.8)

Closing balances as of June 30, 2021	$16.3	$19.6	$12.6	$14.7	$15.3

The difference between the opening and closing balances of the Company’s contract assets and deferred revenues primarily results from the timing difference between the Company’s performance obligation and the customer’s payment. The amounts of revenue recognized during the six months ended June 30, 2021 and 2020 from the opening deferred revenue balance was $8.4 million and $7.9 million, respectively. During the six months ended June 30, 2021 and 2020, no impairment loss related to contract balances was recognized in the condensed consolidated statements of operations.

In addition to the contract liability amounts shown above, deferred revenue on the condensed consolidated balance sheets includes $45.2 million and $44.6 million of advanced billings as of June 30, 2021 and December 31, 2020, respectively.

Contract costs

The ending balance of net capitalized contract costs as of June 30, 2021 and December 31, 2020 was $32.2 million and $40.6 million, respectively, $19.6 million and $23.8 million of which were included in prepaid and other current assets in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively, and $12.6 million and $16.8 million of which were included in other assets in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively. During the six months ended June 30, 2021 and 2020, $14.5 million and $18.1 million, respectively, of contract costs were amortized, $8.7 million and $12.9 million of which were included in cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020, respectively, and $5.8 million and $5.2 million of which were included in selling, general and administrative expenses in the condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5.	Revenue (continued)

Remaining performance obligations

Under colocation contracts, Cyxtera’s performance obligations are to provide customers with space and power through fixed duration agreements, which are typically over three years. Under these arrangements, the Company bills customers on a monthly basis. Under interconnection agreements, Cyxtera’s performance obligations are to provide customers the ability to establish connections to their network service providers and business partners. Interconnection services are typically offered on month-to-month contract terms and generate recurring revenue.

Cyxtera’s remaining performance obligations under its colocation agreements represent contracted revenue that has not yet been recognized, which includes deferred revenue and amounts that will be invoiced and recognized in future periods. The remaining performance obligations do not include estimates of variable consideration related to unsatisfied performance obligations, such as the usage of metered power, or any contracts that could be terminated without significant penalties such as the majority of interconnection revenues. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of June 30, 2021 was $877.2 million, of which 55%, 26%, and 19% is expected to be recognized over the next year, the next one to two years, and thereafter, respectively. The aggregate amount allocated to performance obligations that were unsatisfied or partially unsatisfied as of December 31, 2020 was $869.3 million, of which 49%, 27%, and 24% was expected to be recognized over the next year, the next one to two years, and thereafter, respectively.

While initial contract terms vary in length, substantially all contracts automatically renew in one-year increments. Included in the remaining performance obligations is either 1) remaining performance obligations under the initial contract terms or 2) remaining performance obligations related to contracts in the renewal period once the initial terms have lapsed.

Note 6.	Balance Sheet components

Allowance for doubtful accounts

The activity in the allowance for doubtful accounts for the six months ended June 30, 2021 and the year ended December 31, 2020 was as follows (in millions):

	June 30, 2021	December 31, 2020
Beginning balance	$1.4	$13.5
Write offs	—	(6.5)
Reversal of allowance for doubtful accounts	(0.8)	(5.5)
Foreign currency translation	0.2	(0.1)

Ending balance	$0.8	$1.4

Factored Receivables

On February 9, 2021, Cyxtera entered into a Master Receivables Purchase Agreement with Nomura Corporate Funding America, LLC (the “Factor”) to factor up to $37.5 million in open trade receivables at any point during the term of the commitment, which extends for a period of twelve months. Pursuant to the terms of the arrangement, the Company, from time to time shall sell to the Factor certain of its accounts receivable balances on a non-recourse basis for credit approved accounts. The agreement allows for up to 85% of the face amount of an invoice to be factored. The unused balance fee is 2% under the arrangement. During the six months ended June 30, 2021, the Company factored $77 million of receivables and collected $76.3 million, net of fees of $0.7 million. Cash collected under this arrangement is reflected within the change in accounts receivable in the condensed consolidated statement of cash flows.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6.	Balance Sheet components (continued)

Prepaid and other current assets

Prepaid and other current assets consist of the following as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021	December 31, 2020
Contract asset, current	$19.6	$23.8
Prepaid expenses	17.9	14.6
Value added tax (“VAT”) receivable	—	0.9
Other current assets	1.1	2.6

Total prepaid and other current assets	$38.6	$41.9

Note 7.	Goodwill and intangible assets

Goodwill was $764 million and $762.2 million as of June 30, 2021 and December 31, 2020, respectively. The change in goodwill during the six months ended June 30, 2021 was due to foreign currency translation. The Company has not recorded any goodwill impairment related to the Colocation business since inception.

In addition, the Company has indefinite-lived intangible assets of $0.5 million as of June 30, 2021 and December 31, 2020.

Summarized below are the carrying values for the major classes of amortizing intangible assets as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021			December 31, 2020
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Customer relationships	$768.0	$(251.3)	$516.7	$768.0	$(221.1)	$546.9
Favorable leasehold interests	58.9	(23.0)	35.9	59.3	(20.4)	38.9
Developed technology	0.3	(0.3)	—	0.3	(0.3)	—

Total intangibles	$827.2	$(274.6)	$552.6	$827.6	$(241.8)	$585.8

The main changes in the carrying amount of each major class of amortizing intangible assets during the six months ended June 30, 2021 and 2020 was amortization and, to a lesser extent, the impact of foreign currency translation.

Amortization expense on intangible assets, excluding the impact of unfavorable leasehold interest amortization, amounted to $33.4 million and $32.9 million, respectively, for the six months ended June 30, 2021 and 2020. Amortization expense for all intangible assets, except favorable leasehold interests, was recorded within depreciation and amortization expense in the condensed consolidated statements of operations. As of June 30, 2021 and December 31, 2020, the Company had $17.3 million and $18.5 million, respectively, of unfavorable leasehold interests included within other liabilities in the accompanying condensed consolidated balance sheets. Favorable leasehold amortization of $3.3 million and $2.7 million, and unfavorable leasehold amortization of $1.1 million and $1.1 million, respectively, was recorded within cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations for the six months ended June 30, 2021 and 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7.	Goodwill and intangible assets (continued)

The Company estimates annual amortization expense for existing intangible assets subject to amortization is as follows (in millions):

For the years ending December 31:
Remaining 2021	$33.0
2022	65.8
2023	65.8
2024	65.8
2025	65.0
Thereafter	257.2

Total amortization expense	$552.6

Impairment tests

The Company performs annual impairment tests of goodwill on October 1st of each year or whenever an indicator of impairment exists. No impairment charges were recorded during the six months ended June 30, 2021 and 2020.

Note 8.	Fair value measurements

The fair value of cash, accounts receivable, accounts payable, accrued expenses, deferred revenue, and other current liabilities approximate their carrying value because of the short-term nature of these instruments.

The carrying values and fair values of other financial instruments are as follows as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021		December 31, 2020
	Carrying value	Fair value	Carrying value	Fair value
2017 First Lien Term Facility	$782.4	$761.9	$786.6	$730.6
2019 First Lien Term Facility	98.0	95.1	98.5	93.0
2017 Second Lien Term Facility	310.0	306.9	310.0	241.8
Revolving Facility	8.3	8.3	142.6	142.6
2021 Revolving Facility	114.7	114.7	—	—

The fair value of our 2017 First Lien Term Facility, 2019 First Lien Term Facility, and our Second Lien Term Facility (as defined in Note 10) as of June 30, 2021 and December 31, 2020 were based on the quoted market price for these instruments in an inactive market, which is considered Level 2 of the fair value hierarchy. The carrying value of the Revolving Facility and the 2021 Revolving Facility approximate estimated fair value as of June 30, 2021 and December 31, 2020 due to the variability of interest rates. Debt issuance costs of $14.7 million and $17.1 million, respectively as of June 30, 2021 and December 31, 2020 are not included in the carrying value of these instruments as shown above.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9.	Leases

Capital lease obligations and sale-leaseback financings

The Company leases certain facilities and equipment under capital lease arrangements that expire at various dates ranging from 2022 to 2054. The Company also enters sale-leaseback financings, primarily relating to equipment. Amortization of assets under capital leases is included in depreciation and amortization expense in the Company’s condensed consolidated statements of operations. Payments on capital leases and sale-leaseback financings are included in repayments of capital leases and sale-leaseback financings in the Company’s condensed consolidated statements of cash flows.

The weighted-average interest rate on the Company’s sale-leaseback financings is 8.14% as of June 30, 2021. The lease terms of the Company’s sale-leaseback financings range from 24 to 48 months. During the six months ended June 30, 2021, the Company had additions to assets and liabilities recorded as sale-lease financings of $2.4 million (nothing during the same period in 2020).

The future minimum lease payments under capital lease arrangements and sale-leaseback financings as of June 30, 2021 are as follows (in millions):

For the years ending December 31:
Remaining 2021	73.5
2022	133.2
2023	124.6
2024	114.7
2025	116.7
Thereafter	2,286.0

Total minimum lease payments	2,848.7
Less: amount representing interest	(1,885.1)

Present value of net minimum lease payments	963.6
Less: current portion	(44.2)

Capital leases, net of current portion	$919.4

Interest expense recorded in connection with capital leases and sale-leaseback financings totaled $51 million and $48.4 million, respectively for the six months ended June 30, 2021 and 2020 and is included within interest expense, net in the accompanying condensed consolidated statements of operations.

Operating leases

The Company leases the majority of its data centers and certain equipment under noncancelable operating lease agreements. The Company’s operating leases for data centers expire at various dates from 2021 to 2045 with renewal options available to the Company. The lease agreements typically provide for base rental rates that increase at defined intervals during the term of the lease. In addition, the Company has negotiated rent expense abatement periods for certain leases to better match the phased build out of its data centers. The Company accounts for such abatements and increasing base rentals using the straight-line method over the term of the lease. The difference between the straight-line expense and the cash payment is recorded as deferred rent within other liabilities in the condensed consolidated balance sheets.

Occasionally, the Company enters into contracts with customers for data center, office and storage spaces that contain lease components. The Company’s leases with customers are generally classified as operating leases and lease payments are recognized on a straight-line basis over the lease term.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9.	Leases (continued)

The future minimum lease receipts and payments under operating leases as of June 30, 2021 are as follows (in millions):

	Lease receipts	Lease commitments (1)
For the years ending December 31:
Remaining 2021	$5.2	$30.3
2022	12.1	60.0
2023	12.2	58.7
2024	12.2	56.5
2025	12.3	48.9
Thereafter	22.3	311.7

Total minimum lease receipts / payments	$76.3	$566.1

(1)	Minimum lease payments have not been reduced by minimum sublease rentals of $49.5 million due in the future under non-cancelable subleases.

Total rent expense, including the $64.4 million restructuring charge for Moses Lake and Addison described in Note 3 and the net impact from amortization of favorable and unfavorable leasehold interests, was approximately $122.2 million and $58 million, respectively, for the six months ended June 30, 2021 and 2020. The $64.4 million exit costs are included within restructuring, impairment, site closures and related costs in the condensed consolidated statements of operations. The remainder is included within cost of revenues, excluding depreciation and amortization in the condensed consolidated statements of operations.

Note 10.	Long-term debt

Long-term debt consists of the following as of June 30, 2021 and December 31, 2020 (in millions):

	June 30, 2021	December 31, 2020
2017 First Lien Term Facility due May 2024	$782.4	$786.6
2019 First Lien Term Facility due May 2024	98.0	98.5
2017 Second Lien Term Facility due May 2025	310.0	310.0
Revolving Facility due May 2022	8.3	142.6
Revolving Facility due Nov 2023	114.7	—
Less: unamortized debt issuance costs	(14.7)	(17.1)

	1,298.7	1,320.6
Less: current maturities of long-term debt	(9.1)	(9.1)

Long-term debt, net of current portion	$1,289.6	$1,311.5

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10.	Long-term debt (continued)

Senior secured credit facilities

On May 1, 2017, a subsidiary of the Company (the “Borrower”) entered into credit agreements for up to $1,275.0 million of borrowings under first and second lien credit agreements (collectively, the “Senior Secured Credit Facilities”). The Senior Secured Credit Facilities consist of (a) a first lien credit agreement providing for (i) a $150.0 million first lien multi-currency revolving credit facility (the “Revolving Facility”) and (ii) an $815.0 million first lien term loan borrowing (the “2017 First Lien Term Facility”), and (b) a second lien credit agreement providing for a $310.0 million second lien term loan credit borrowing (the “2017 Second Lien Term Facility”). On May 13, 2019, the Borrower borrowed an additional $100.0 million under the incremental first lien loan under the first lien credit agreement (the “2019 First Lien Term Facility”). On May 7, 2021, certain of the lenders under the Revolving Facility entered into an amendment with Cyxtera pursuant to which they agreed to extend the maturity date for certain revolving commitments from May 1, 2022 to November 1, 2023. Under the terms of the amendment, $141.3 million of commitments under the existing Revolving Facility were exchanged for $120.1 million of commitments under a new revolving facility (the “2021 Revolving Facility”). The 2021 Revolving Facility has substantially the same terms as the Revolving Facility, except that the maturity date of the 2021 Revolving Facility is November 1, 2023. In connection with the amendment, the Company repaid $19.6 million of the outstanding balance under the Revolving Facility on May 10, 2021.

The Senior Secured Credit Facilities, including the 2019 First Lien Term Facility and the 2021 Revolving Facility, are secured by substantially all assets of Borrower and contain customary covenants, including reporting and financial covenants, some of which require the Borrower to maintain certain financial coverage and leverage ratios, as well as customary events of default, and are guaranteed by certain of the Borrower’s domestic subsidiaries. As of June 30, 2021, the Company believes the Borrower was in compliance with these covenants. The Revolving Facility, the 2021 Revolving Facility, the 2017 First Lien Term Facility, the 2019 First Lien Term Facility, and the 2017 Second Lien Term Facility have a five year, 18 month, seven year, five year and eight-year term respectively, and are set to expire on May 1, 2022, November 1, 2023, May 1, 2024, May 1, 2024, and May 1, 2025, respectively.

The Borrower is required to make amortization payments on each of the 2017 First Lien Term Facility and the 2019 First Lien Term Facility at a rate of 1% of the original principal amount per annum, payable on a quarterly basis, with the remaining balance to be repaid in full at maturity. The 2017 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin of 3.00% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%, in each case, plus a margin of 2%. The 2019 First Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 3.00% to 4.00%. The 2017 Second Lien Term Facility bears interest at a rate based on LIBOR plus a margin that can vary from 6.25% to 7.25%. As of June 30, 2021, the rate for the 2017 First Lien Term Facility was 4%, the rate for the 2019 First Lien Term Facility was 5%, and the rate for the 2017 Second Lien Term Facility was 8.25%.

The Revolving Facility and the 2021 Revolving Facility allow the Borrower to borrow, repay and reborrow over its stated term. The Revolving Facility and the 2021 Revolving Facility provide a sublimit for the issuance of letters of credit of up to $30.0 million at any one time. Borrowings under the Revolving Facility and the 2021 Revolving Facility bear interest at a rate based on LIBOR plus a margin that can vary from 2.5% to 3.0% or, at the Borrower’s option, the alternative base rate, which is defined as the higher of (a) the Federal Funds Rate plus 0.5%, (b) the JP Morgan prime rate or (c) one-month LIBOR plus 1%, in each case, plus a margin that can vary from 1.5% to 2%. As of June 30, 2021, the rate for the Revolving Facility and the 2021 Revolving Facility was 3.10%. The Borrower is required to pay a letter of credit fee on the face amount of each letter of credit, which bears a 0.125% rate per annum. As of June 30, 2021, the Borrower did not have additional borrowing capacity under the Revolving Facility.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10.	Long-term debt (continued)

The aggregate maturities of our long-term debt, excluding the Revolving Facility and the 2021 Revolving Facility, are as follows as of June 30, 2021 (in millions):

Principal amount
For the years ending December 31:
Remaining 2021	$4.5
2022	9.1
2023	9.1
2024	857.7
2025	310.0

Total	$1,190.4

Amounts owed under the 2017 Second Lien Term Facility, the Revolving Facility and the 2021 Revolving Facility were repaid in August 2021 following the consummation of the Business Combination—see Note 17.

Interest expense, net

Interest expense, net for the three and six months ended June 30, 2021 and 2020 consist of the following (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Interest expense on debt, net of capitalized interest	$16.4	$16.3	$32.6	$34.1
Interest expense on capital leases	25.4	24.3	51.0	48.4
Amortization of deferred financing costs and fees	1.3	1.5	2.7	2.9

Total	$43.1	$42.1	$86.3	$85.4

Note 11.	Shareholder’s equity

The Company’s authorized share capital consists of 1,000 shares of capital stock, all of which are designated as common stock. As of December 31, 2020, the Company had 0.96 of a share of common stock issued and outstanding, which share was owned by SIS Holdings LP (“SIS”), the holding company and parent of Cyxtera. On February 19, 2021, Cyxtera redeemed, cancelled and retired 0.08 of a share of its common stock, par value $0.01, held by SIS, in exchange for the payment of $97.9 million by the Company to SIS. Accordingly, as of June 30, 2021, the Company has 0.88 of a share of common stock issued and outstanding, which share was owned by SIS.

Note 12.	Profit interest units of SIS Holdings LP

All awards under the SIS Holdings LP Class B Unit Plan (the “SIS Plan”) were issued in 2017, 2018 and 2019 (none in 2020 or 2021).

Equity-based compensation costs was as follows (in millions) and is included in the following captions in the accompanying condensed consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenues, excluding depreciation and amortization	$0.1	$0.1	$0.2	$0.3
Selling, general and administrative expenses	1.7	1.8	3.4	3.6

Total	$1.8	$1.9	$3.6	$3.9

No related income tax benefit was recognized as of June 30, 2021 and December 31, 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12.	Profit interest units of SIS Holdings LP (continued)

As of June 30, 2021, total equity-based compensation costs related to 206,414 unvested Class B units not yet recognized totaled $6.8 million, which is expected to be recognized over a weighted-average period of 2 years.

Note 13.	Income taxes

The income tax benefit for the three and six months ended June 30, 2021 is $12.9 million and $25.8 million, respectively. The income tax benefit on the pre-tax loss for the three months and six months ended June 30, 2021 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, non-deductible equity compensation, and the remeasurement of the Company’s net deferred tax assets in the U. K. due to a recently enacted tax rate during the three months ended June 30, 2021.

The income tax expense for the three months ended June 30, 2020 was $6.3 million. During the three months ended June 30, 2020, management increased the valuation allowance by $15.3 million for U.S. and certain foreign jurisdictions deferred tax assets that management believes are not more-more-likely-than-not to be fully realized in future periods. The income tax expense on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions and non-deductible equity compensation. The income tax benefit for the six ended June 30, 2020 was $8.1 million. The income tax benefit on the pre-tax loss for the three months ended June 30, 2020 was different than the amount expected at the statutory federal income tax rate primarily as a result of additional state income tax benefit offset by valuation allowances recorded on certain deferred tax assets in the U.S. and foreign jurisdictions, foreign withholding taxes, and non-deductible equity compensation.

The uncertain tax benefits decreased by $1.0 million related to payments made with Canada withholding tax return filings during the three months ended June 30, 2021.

Note 14.	Commitments and contingencies

Letters of credit

As of June 30, 2021 and December 31, 2020, the Company had $6.9 million and $7.4 million, respectively, in irrevocable stand-by letters of credit outstanding, which were issued primarily to guarantee data center lease obligations, and another subsidiary’s performance under a line of credit. As of June 30, 2021 and December 31, 2020, no amounts had been drawn on any of these irrevocable standby letters of credit.

Success fees

As of June 30, 2021, the Company had success fee arrangements with Citibank and Morgan Stanley for $14.1 million and $4 million, respectively, which were contingent on the successful completion of the Business Combination. These fees were paid in August 2021, following consummation of the Business Combination – see Note 17, and accounted for as a reduction of additional paid-in capital against the transaction proceeds.

Purchase obligations

As of June 30, 2021 and December 31, 2020, the Company had approximately $6.5 million and $8.2 million, respectively, of purchase commitments related to IT licenses, utilities and colocation operations. These amounts do not represent the Company’s entire anticipated purchases in the future but represent only those items for which the Company was contractually committed as of June 30, 2021 and December 31, 2020, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14.	Commitments and contingencies (continued)

Litigation

From time to time the Company is involved in certain legal proceedings and claims that arise in the ordinary course of business. It is the Company’s policy to accrue for amounts related to these legal matters if it is probable that a liability has been incurred and the amount is reasonably estimable. In the opinion of the management, based on consultations with counsel, the results of any of these matters individually and in the aggregate, are not expected to have a material effect on the Company’s results of operations, financial condition or cash flows.

Note 15.	Segment reporting

Cyxtera’s chief operating decision maker is its Chief Executive Officer. The Company manages its operations as a single operating segment for the purposes of assessing performance and making operating decisions – the Colocation segment.

The Company derives almost all Colocation revenue from sales to customers in the United States, based upon the service address of the customer. Revenue derived from customers outside the United States, based upon the service address of the customer, was not significant in any individual foreign country.

Note 16.	Certain relationships and related party transactions

Relationships

The Company is party to the following agreements and key relationships:

•	Cyxtera Management Inc. transition services agreement

The Company, Cyxtera Cybersecurity, Inc. d/b/a Appgate (“Appgate”), and the Management Company entered into a transition services agreement (the “Transition Services Agreement”), pursuant to which the Management Company provides certain transition services to Appgate and Appgate provides certain transition services to Cyxtera. The Transition Services Agreement provided for a term that commenced on January 1, 2020 and substantially ended on December 31, 2020. Appgate is an affiliate of the Company and a direct subsidiary of SIS, and through December 31, 2019 was a direct subsidiary of the Company.

During the three and six months ended June 30, 2020, the Company charged $1.3 million and $2.7 million to Appgate for services rendered under the Transition Services Agreement (net of service fees provided to Cyxtera and its subsidiaries by Appgate). Charges for the three and six months ended June 30, 2021 were inconsequential. Income from the Transition Services Agreement is included in other expenses, net in the condensed consolidated statements of operations for the three and months ended June 30, 2021 and 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16.	Certain relationships and related party transactions (continued)

•	Promissory Notes

On March 31, 2019, Appgate issued promissory notes to each of the Company and the Management Company (together, the “Promissory Notes”) evidencing certain funds borrowed by Appgate from each of the Company and the Management Company as well as potential future borrowings. The Promissory Notes had a combined initial aggregate principal amount of $95.2 million and provided for additional borrowings during the term of the Promissory Notes for additional amounts not to exceed approximately $52.5 million in the aggregate (approximately $147.7 million including the initial aggregate principal amount). Interest accrued on the unpaid principal balance of the Promissory Notes at a rate per annum equal to 3%; provided, that with respect to any day during the period from the date of the Promissory Notes through December 31, 2019, interest was calculated assuming that the unpaid principal balance of the Promissory Notes on such day is the unpaid principal amount of the notes on the last calendar day of the quarter in which such day occurs. Interest was payable upon the maturity date of the notes. Each of the Promissory Notes had an initial maturity date of March 30, 2020 and was extended through March 30, 2021 by amendments entered into effective as of March 30, 2020.

During the three and six months ended June 30, 2020, the Company advanced $0.4 million and $5.7 million under the Promissory Notes to Appgate and recorded provision for loan losses in the same amount. Accordingly, as of June 30, 2020, the Company had a receivable related to the Promissory Notes of $133.4 million with a full reserve of $133.4 million. The provision for loan losses is presented as impairment of notes receivable from affiliate in the condensed consolidated statements of operations for the three and six months ended June 30, 2020.

On February 8, 2021, the Company received $120.6 million from Appgate. Approximately $117.1 million and $1.1 million were designated as repayment of the full balance of the $154.3 million outstanding principal and accrued interest, respectively, on the Promissory Notes at that time. On the same date, the Company issued a payoff letter to Appgate extinguishing the remaining unpaid balance of the Promissory Notes. The remainder of the payment was designated as settlement of trade balances with Appgate and its subsidiaries and other amounts due to / from under the Transition Services Agreement described above. As a result, during the three months ended March 31, 2021, the Company wrote-off the ending balance in the allowance for loan losses on the Promissory Notes. No transactions related to the Promissory Notes were recorded during the three months ended June 30, 2021.

The activity in the allowance for loan losses on the Promissory Notes during the six months ended June 30, 2021 and the year ended December 31, 2020 was as follows (in millions):

	June 30, 2021	December 31, 2020
Beginning balance	$30.0	$127.7
Provision for loan losses	—	19.4
Reversal of allowance	—	(117.1)

Net reversal of allowance for loan losses	—	(97.7)

Write offs	(30.0)	—

Ending balance	$—	$30.0

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16.	Certain relationships and related party transactions (continued)

•	Service provider management consulting fee and structuring fee

In connection with the 2017 Acquisitions, certain equity owners of SIS (collectively, the “Service Providers”) entered into a Services Agreement (the “Services Agreement”), dated May 1, 2017, with SIS and all its subsidiaries and controlled affiliates as of such date (collectively the “Company Group”). Under the Services Agreement, the Service Providers agreed to provide certain management, consulting and advisory services to the business and affairs of the Company Group from time to time. Pursuant to the Services Agreement, the Company Group also agreed to pay the Service Providers an annual service fee in the aggregate amount of $1.0 million in equal quarterly installments (the “Service Provider Fee”).

Fees owed under the Services Agreement related to a structuring fee, Service Provider Fee and other related expenses totaled $22.7 million as of December 31, 2020 and were included within due to affiliates in the condensed consolidated balance sheets. Such fees were primarily incurred prior to 2020. All outstanding fees under the Services Agreement as of December 31, 2020 were repaid in February 2021.

•	Sponsor’s investment in the First Lien Term Facility and the Second Lien Term Facility

At June 30, 2021, some of the controlled affiliates of BC Partners, the largest equity owner of SIS, hold investments in the Company’s Second Lien Term Facility. The total investment represents less than 5% of the Company’s total outstanding debt. At December 31, 2020, some of the controlled affiliates of BC Partners also held an investment in the Company’s First Lien Term Facility. As described in Note 17, the Second Lien Term Facility was repaid in connection with the consummation of the Merger.

•	Relationships with certain members of the Company’s board of directors

The Company owed $0.6 million and $0.5 million in board fees, which is included within accrued expenses in the condensed consolidated balance sheets as of June 30, 2021 and December 31, 2020, respectively.

The chairman of the Board of Directors is one of the founders and the chairman of Emerge Americas, LLC, which operates the premier technology conference in Miami, Florida. As of June 30, 2021, the Company did not owe any significant amounts to Emerge Americas, LLC.

Since 2019, one of the directors of the Company is also a member of the board of directors of Pico Quantitative Trading, LLC (“Pico”). Pico offers a comprehensive range of network products to meet the full spectrum of electronic trading requirements. During the three months ended June 30, 2021 and 2020, the Company billed Pico $0.1 million and $0.2 million, respectively. During the six months ended June 30, 2021 and 2020, the Company billed Pico $0.2 million and $0.4 million, respectively. During the three months ended June 30, 2021 and 2020, the Company collected from Pico $0.1 million and $0.2 million, respectively. During the six months ended June 30, 2021 and 2020, the Company collected from Pico $0.2 million and $0.4 million, respectively.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16.	Certain relationships and related party transactions (continued)

Two directors of the Company are also members of the board of directors of Presidio Holdings (“Presidio”), a provider of digital transformation solutions built on agile secure infrastructure deployed in a multi-cloud world with business analytics. During the three months ended June 30, 2021 and 2020, the Company paid $0.1 million and $0.1 million to Presidio for services (no amounts paid in 2021). During the six months ended June 30, 2021 and 2020, the Company paid $0.1 million and $0.1 million to Presidio for services. As of June 20, 2021 and December 31, 2020, the Company did not owe any amounts to Presidio. Presidio is also a customer and referral partner of the Company. During the three months ended June 30, 2021, the Company billed Presidio $0.1 million (amount billed during the three months ended June 30, 2020 was inconsequential). During the six months ended June 30, 2021 and 2020, the Company billed Presidio $0.2 million and $0.1 million, respectively. During the three months ended June 30, 2021, the Company collected from Presidio $0.1 million (amount collected during the three months ended June 30, 2020 was inconsequential). During each of the six months ended June 30, 2021 and 2020, the Company collected from Presidio $0.1 million.

Related party transactions and balances

The following table summarizes the Company’s transactions with related parties for each of the three and six months ended June 30, 2021 and 2020 (in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues (1)	$0.4	$0.2	$0.7	$0.4
Selling, general and administrative expenses (2)	—	(0.1)	(0.1)	(0.1)
Impairment of notes receivable and other amounts due from affiliate (3)	—	2.1	—	8.8
Other income, net (4)	0.1	1.3	0.1	2.9

(1)

Revenues for the three and six months ended June 30, 2021 and 2020 include amounts recognized from contracts with Appgate, Brainspace Corporation, and Presidio. Brainspace Corporation was an affiliate of the Company and an indirect subsidiary of SIS through January 20, 2021.

(2)	Selling, general and administrative expenses include amounts incurred under the Transition Services Agreement. Where applicable, no amount appears in the table due to rounding convention.
(3)	Includes impairment recognized in connection with amounts funded under the Promissory Notes and $3.1 million of other amounts due from Appgate during the three and six months ended June 30, 2020.
(4)	Includes net income recognized under the Transition Services Agreement for the three and six months ended June 30, 2021 and 2020.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16.	Certain relationships and related party transactions (continued)

As of June 30, 2021 and December 31, 2020, the Company had the following balances arising from transactions with related parties (in millions):

	June 30,	December 31,
	2021	2020
Accounts receivable (1)	$—	$4.3
Due from affiliates (2)	—	117.1
Accounts payable (3)	0.3	0.4
Accrued expenses(4)	0.4	0.5
Due to affiliates (5)	—	22.7

(1)

Accounts receivable at December 31, 2020 include amounts due from Appgate under the Transition Services Agreement, and trade receivables due from Appgate and Brainspace Corporation. Where applicable, no amount appears in the table due to rounding convention.

(2)	Due from affiliates at December 31, 2020 includes amounts due from Appgate under the Promissory Notes.
(3)	Accounts payable at June 30, 2021 and December 31, 2020 include amounts due to Appgate under the Transition Services Agreement, and trade payables due to Appgate.
(4)	Accrued expenses at June 30, 2021 and December 31, 2020 include board fees owed to the independent directors of the Company.
(5)	Due to affiliates at December 31, 2020 includes amounts owed under the Services Agreement.

Note 17.	Subsequent events

The Company has evaluated subsequent events through August 16, 2021.

Closing of Business Combination with SVAC

On July 29, 2021, Cyxtera consummated the Business Combination with SVAC, with Cyxtera deemed the accounting acquirer. The Business Combination was accounted for as a reverse recapitalization with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. As stated in Note 1, in connection with the closing of the Business Combination, SVAC was renamed Cyxtera Technologies, Inc.

Holders of 26,176,891 shares of SVAC’s Class A common stock sold in its initial public offering (the “public shares”) properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from SVAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10.00 per share, or $261.8 million in the aggregate.

As a result of the Business Combination, 106,100,000 shares of Class A common stock were issued to SIS, the sole stockholder of Cyxtera prior to the Business Combination, and 25,000,000 shares of Class A common stock were issued to certain qualified institutional buyers and accredited investors, at a price of $10.00 per share, for aggregate consideration of $250 million, for purposes of raising additional capital for use by the combined company following the closing of the Business Combination and satisfying one of the conditions to the closing (the “PIPE Investment”). Additionally, as a result of the Business Combination, 10,526,315 shares of Class A common stock were issued to forward purchasers (the “Forward-Purchase”) for $100 million and 10,105,863 shares of SVAC Class B common stock held by SVAC Sponsor LLC, a Delaware limited liability company (the “Sponsor”), automatically converted to 10,105,863 shares of Class A common stock.

CYXTERA TECHNOLOGIES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17.	Subsequent events (continued)

After giving effect to the transactions, the redemption of public shares as described above, the issuance of shares as part of the Forward-Purchase and the consummation of the PIPE Investment, there are currently 165,978,740 shares of Class A common stock issued and outstanding. The Class A common stock and public warrants commenced trading on the Nasdaq on July 30, 2021, subject to ongoing review of the combined company’s satisfaction of all listing criteria following the Business Combination. As noted above, an aggregate of $261.8 million was paid from SVAC’s trust account to holders that properly exercised their right to have public shares redeemed, and the remaining balance immediately prior to the closing remained in the trust account. After taking into account the funds in the trust account after redemptions, the $250 million in gross proceeds from the PIPE Investment and the $100 million gross proceeds from the Forward Purchase, the combined company received approximately $493 million in total cash from the Business Combination, before fees and expenses of approximately $54 million and debt repayment of $433 million plus interest. The $433 million debt repayment includes the full repayment of the Company’s 2017 Second Lien Term Facility of $310 million and the full repayment of the Company’s Revolving Facility and 2021 Revolving Facility of $123 million, plus accrued interest.